                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               USA NETWORKS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Filing Date:

        ------------------------------------------------------------------------

                          [Logo of USA Networks, Inc.]

                                                                 August 26, 1999
Dear Stockholder:

     You are invited to attend the 1999 Annual Meeting of Stockholders of USA Networks, Inc., which will be held at The Parker Meridien Hotel, 118 West 57th Street, New York, New York on Thursday, September 30, 1999, at 10:00 a.m., Eastern time.

     At this year's stockholders meeting, you will be asked to elect 12 directors and to ratify the appointment of Ernst & Young LLP as independent auditors. The Board of Directors unanimously recommends a vote FOR the directors recommended by the Board and FOR ratification of the appointment of Ernst & Young LLP as independent auditors.

     It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

     Attendance at the Annual Meeting will be limited to stockholders of record as of August 19, 1999 and to guests of the Company. I look forward to greeting those of you who will be able to attend the meeting.

                                          Sincerely,

                                    /s/ Barry Diller

                                          Barry Diller
                                          Chairman and
                                          Chief Executive Officer

152 WEST 57TH STREET   42ND FLOOR   NEW YORK, NEW YORK 10019   212.314.7300  FAX
                                                                    212.314.7309

                               USA NETWORKS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 30, 1999

To the Stockholders:

     The Annual Meeting of Stockholders of USA Networks, Inc., a Delaware corporation (the "Company" or "USAi"), will be held at The Parker Meridien Hotel, 118 West 57th Street, New York, New York, on Thursday, September 30, 1999, at 10:00 a.m., Eastern time, for the following purposes:

     1. To elect 12 directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's respective successor shall have been duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only holders of record of the Company's common stock and Class B common stock as of the close of business on August 19, 1999 are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of the stockholders of record as of the close of business on August 19, 1999 for any purpose germane to the meeting during the 10-day period preceding the date of the meeting at the offices of the Company, located at 152 West 57th Street, New York, New York 10019.

                                          By order of the Board of Directors,

                                          TOM KUHN SIGNATURE

                                          Thomas J. Kuhn
                                          Senior Vice President, General Counsel
                                          and Secretary

New York, New York
August 26, 1999

                                   IMPORTANT

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                               USA NETWORKS, INC.
                              152 WEST 52ND STREET
                                   42ND FLOOR
                               NEW YORK, NY 10019

                                PROXY STATEMENT

     This Proxy Statement (first mailed on or about August 27, 1999) is being furnished to holders of common stock and Class B common stock in connection with the solicitation of proxies by the Board of Directors of USA Networks, Inc. ("USAi" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of common stock and Class B common stock is accompanied by a form of proxy for use at the Annual Meeting.

     At the Annual Meeting, USAi stockholders will be asked:

          (1) To elect 12 members of the USAi Board, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's respective successor shall have been duly elected and qualified;

          (2) To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's 1999 fiscal year; and

          (3) To transact such other business as may be properly brought before the meeting and any adjournments or postponements thereof.

DATE, TIME AND PLACE OF MEETING

     The Annual Meeting will be held on Thursday, September 30, 1999 at 10:00 a.m. Eastern time, at The Parker Meridien Hotel, 118 West 57th Street, New York, New York.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     Only holders of record of common stock and Class B common stock at the close of business on August 19, 1999 (the "Record Date") are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Class B common stock is entitled to ten votes per share and common stock is entitled to one vote per share on each matter that Class B common stock and common stock vote together as a single class. At the close of business on the Record Date, there were 136,306,241 shares of common stock and 31,516,726 shares of Class B common stock outstanding and entitled to vote.

VOTING AND REVOCATION OF PROXIES

     The proxy card accompanying this Proxy Statement is solicited on behalf of the Board of Directors of USAi for use at the Annual Meeting. You are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to USAi. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR each of the proposals described in this Proxy Statement.

     The Board of Directors of USAi does not presently intend to bring any business before the Annual Meeting other than the specific proposals referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to the USAi Board, no other matters are to be brought before the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voting on such matters in accordance with the judgment of the persons voting such proxies.

     A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering to The Bank of New York a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You should send any written notice or new proxy card to USAi c/o The Bank of New York at the following address: USA Networks, Inc., P.O. Box 11070, New York, New York 10203-0070. You may request a new proxy card by calling MacKenzie Partners, Inc. at 1-800-322-2885.

QUORUM; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock or 68,153,121 shares, and a majority of the shares of Class B common stock, or 15,758,364 shares, issued and outstanding on the Record Date, which shares must be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will not be voted. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

VOTE REQUIRED

     Election of nine of the director nominees to be elected at the Annual Meeting requires the affirmative vote of the holders of a plurality of the total number of votes represented by the shares of common stock and Class B common stock voting together as a single class (the "Total Voting Power"). Election of three of the director nominees requires the affirmative vote of the holders of a plurality of the shares of common stock, in each case, represented at the Annual Meeting and voting on this matter.

     Approval of the ratification of auditors requires the affirmative vote of the holders of a majority of the Total Voting Power, present in person or represented by proxy at the Annual meeting and voting on this proposal.

     Pursuant to a stockholders agreement, each of Universal Studios, Inc. ("Universal"), a subsidiary of The Seagram Company Ltd. ("Seagram"), and Liberty Media Corporation ("Liberty") have granted to Mr. Diller an irrevocable proxy over all USAi securities owned by Universal, Liberty and their affiliates for all matters except for a fundamental change, which requires the consent of each of Mr. Diller, Universal and Liberty. Thus, regardless of the vote of any other USAi stockholder, Mr. Diller has control over the vote on each matter to be considered by stockholders at the Annual Meeting other than election of the three directors to be elected separately by the holders of the common stock.

SOLICITATION OF PROXIES AND EXPENSES

     USAi will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of USAi may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, USAi will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, USAi, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

     USAi has retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from USAi stockholders. The fee for such firm's services is estimated not to exceed $12,500 plus reimbursement for reasonable out-of-pocket costs and expenses in connection therewith.

                                     ITEM 1

                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

INFORMATION CONCERNING NOMINEES

     At the upcoming Annual Meeting, a board of 12 directors will be elected, to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Messrs. Keough, Savoy and Schwarzkopf have been designated by the Board of USAi as nominees for the positions on the USAi Board to be elected by the holders of USAi Common Stock voting as a separate class. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board's nominees are incumbent Directors of the Company.

     Background information about the Board's nominees for election is set forth below.

     Paul G. Allen, age 46, has been a director of USAi since July 1997. Mr. Allen has been a private investor for more than five years, with interests in a wide variety of companies, many of which focus on multimedia digital communications. These companies include Interval Research Corporation, of which Mr. Allen is the controlling shareholder and a director, Vulcan Ventures Inc., of which Mr. Allen is the President, Chief Executive Officer and Chairman of the Board, Vulcan Northwest Inc., of which Mr. Allen is Chairman of the Board, Charter Communications, Inc., of which Mr. Allen is Chairman of the Board, and Vulcan Programming, Inc. In addition, Mr. Allen is the Chairman of the Board of Trail Blazers, Inc. of the National Basketball Association and is the owner and Chairman of the Board of the Seattle Seahawks of the National Football League. Mr. Allen currently serves as a director of Microsoft Corporation and also serves as a director of various private corporations.

     Barry Baker, age 46, has been a director of USAi and has been President and Chief Operating Officer of USAi since March 1999. Mr. Baker was Executive Vice President of Sinclair Broadcast Group, Inc. and served as Chief Executive Officer designate and as a director of Sinclair Communications, Inc. from June 1996 through February 1999. From 1989 through May 1996, he was the founder and served as Chief Executive Officer of River City Broadcasting, L.P., which was acquired by Sinclair Broadcasting. Mr. Baker serves as a director of Ticketmaster-Online CitySearch, Inc.

     Edgar Bronfman, Jr., age 44, has been a director of USAi since February 1998. He has been President and Chief Executive Officer of Seagram since June 1994. Previously, he was President and Chief Operating Officer of Seagram. Mr. Bronfman is a director of Seagram and a member of the Boards of New York University Medical Center, The Wharton School of the University of Pennsylvania, and the Board of Governors of The Joseph H. Lauder Institute of Management & International Studies at the University of Pennsylvania.

     Anne M. Busquet, age 49, has been a director of USAi since March 1999. She has been the President of American Express Relationship Services since October 1995. Previously, she had been the Executive Vice President of American Express' Consumer Card Group since November 1993. She is a member of the Board of Trustees for Teach of America, Rheedlen Centers for Children and Families and the Cornell University Trustees Council. She also serves on the Board of Directors for Epsilon and Globeset, Inc.

     Barry Diller, age 57, has been a director and the Chairman and Chief Executive Officer of USAi since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is a director and member of the Executive Committee of Seagram, and serves as a director of Ticketmaster Online-CitySearch. He also serves on the Board of the Museum of Television and Radio and is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television and is a member of the Board of Directors of 13/WNET. Mr. Diller also serves on the Board of Directors for AIDS Project Los

Angeles, the Executive Board for the Medical Sciences of University of California, Los Angeles and the Board of the Children's Advocacy Center of Manhattan.

     Victor A. Kaufman, age 56, has been a director of USAi since December 1996. Mr. Kaufman has served in the Office of the Chairman for USAi since January 1997, and as Chief Financial Officer since November 1, 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Savoy since March 1992 and as a director of Savoy since February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also serves as a director of Ticketmaster-Online CitySearch.

     Donald R. Keough, age 72, has been a director of USAi since September 1998. He is Chairman of the Board of Allen & Company Incorporated, a New York investment banking firm. He was elected to that position in April 1993. Mr. Keough retired as President, Chief Operating Officer and a director of The Coca-Cola Company in April 1993. Mr. Keough serves as a director on the boards of H.J. Heinz Company, The Washington Post Company, The Home Depot, and McDonald's Corporation and is Chairman of Excalibur Corporation. He is immediate past chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations.

     Robert W. Matschullat, age 51, has been a director of USAi since February 1998. He has been Vice Chairman and Chief Financial Officer of Seagram since October 1995. Previously, he was Managing Director and Head of Worldwide Investment Banking for Morgan Stanley & Co., Inc. and a director of Morgan Stanley Group, Inc., investment bankers. Mr. Matschullat is a director of Seagram and the Clorox Corporation.

     Samuel Minzberg, age 50, has been a director of USAi since February 1998. He has been President and Chief Executive Officer of Claridge Inc., a management company, since January 1, 1998. Previously, he was Chairman of and a partner in the Montreal office of Goodman, Phillips and Vineberg, attorneys at law, of which he is currently of counsel. Mr. Minzberg is a director of Seagram, Koor Industries, Ltd. and Dylex Limited.

     William D. Savoy, age 34, has been a director of USAi since July 1997. Currently, Mr. Savoy serves as President of Vulcan Northwest Inc., managing the personal finances of Paul Allen, and Vice President of Vulcan Ventures Inc., a venture capital fund wholly owned by Paul Allen. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as director of C/NET, Inc., Go2Net.com, Harbinger Corporation, High Speed Access Corporation, Metricom, Inc., Telescan, Inc., Ticketmaster Online-CitySearch and Value America.

     Gen. H. Norman Schwarzkopf, age 64, has been a director of USAi since December 1996. He previously had served as a director of Home Shopping Network since May 1996. Since his retirement from the military in August 1991, Gen. Schwarzkopf has been an author and a participant in several television specials and works with NBC on additional television programs. From August 1990 to August 1991, he served as Commander-in-Chief, United States Central Command and Commander of Operations, Desert Shield and Desert Storm. General Schwarzkopf had 35 years of service with the military. He is also on the Nature Conservancy's President's Conservation Council, Chairman of the Starbright Capital Campaign, co-founder of the Boggy Creek Gang, a member of the University of Richmond Board of Trustees, and serves on the Boards of Directors of Burns International Services Corporation, Remington Arms Company, Kuhlman Corporation and Cap CURE, Association for the Cure of Cancer of the Prostate.

     Diane Von Furstenberg, age 52, has been a director of USAi since March 1999. She is the founder and Chairman of Diane Von Furstenberg Studio L.P. since August 1995. Previously, she was the founder and Chairman of Diane Von Furstenberg Studio.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

INFORMATION CONCERNING EXECUTIVE OFFICERS

     Background information about the Company's executive officers who are not nominees for election as director is set forth below.

     Michael P. Durney, age 36, has been Vice President and Controller of USAi since March 1998. Prior to joining USAi, from 1996 to 1998, he was the Chief Financial Officer of Newport Media, Inc., and from 1994 to 1996, he was Executive Vice President of Finance of Hallmark Entertainment, Inc. From 1989 to 1994, he was Vice President, Controller of Univision Television Group, Inc.

     Stephen Goodin, age 32, has been Vice President, Internal Corporate Communications since June 1999 and was Vice President and Assistant to the Chairman from March 1998 to June 1999. Prior to joining USAi, he served as Special Advisor to President William J. Clinton's Chief of Staff and as the President's Aide for three years from October 1994 to December 1997. Prior to his employment with the Office of the President, Mr. Goodin was the Director of Operations -- Finance at the Democratic National Committee from January 1993 to October 1994.

     Thomas J. Kuhn, age 37, has been Senior Vice President, General Counsel and Secretary of USAi since February 1998. Prior to joining USAi, from 1996 to 1998, he was a partner in the New York City law firm of Howard, Smith & Levin LLP. From 1989 until 1996, Mr. Kuhn was associated with the law firm of Wachtell, Lipton, Rosen & Katz in New York City.

     John R. Larrabee, age 35, has been Vice President, Chief Information Officer of USAi since June 1999. Prior to joining USAi, he was the Director of Information Technology of Sinclair Broadcast Group, Inc. from 1998 to 1999. From 1996 to 1998, he was director of Networks and Telecommunications of Duron Inc. Prior thereto, he was Regional Director of Information Technology of Coca-Cola Enterprises.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board met seven times during 1998. During 1998, all then incumbent Directors attended at least 75% of the meetings of the Board and the Board committees on which they served.

     The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation/Benefits Committee, and the Performance-Based Compensation Committee. The Board does not have a nominating committee.

     Executive Committee. The Executive Committee of the Board of Directors consisting of Messrs. Baker, Bronfman, Diller and Kaufman, has all the power and authority of the Board of Directors of the Company, except those powers specifically reserved to the Board by Delaware law or the Company's organizational documents. The Executive Committee did not meet during 1998 but acted by unanimous written consent seven times.

     Audit Committee. The Audit Committee of the Board of Directors, currently consisting of Messrs. Keough and Savoy and Gen. Schwarzkopf, is authorized to recommend to the Board of Directors independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board of Directors on auditing matters; examine and make recommendations to the Board of Directors concerning the scope of audits; and review and approve the terms of transactions between or among the Company and related parties. None of the members of the Audit Committee is an employee of the Company. Mr. Keough is Chairman of the Audit Committee. The Audit Committee met five times during 1998.

     Compensation/Benefits Committee. The Compensation/Benefits Committee of the Board of Directors, currently consisting of Messrs. Keough and Savoy and Ms. Busquet, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans, except that the Performance-Based Compensation Committee exercises such powers with respect to performance-based compensation of corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. The Compensation/Benefits Committee is also authorized to exercise all of the powers of the Board of Directors in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles. None of the members of the Compensation/ Benefits Committee is an employee of the Company. Mr. Savoy is Chairman of the Compensation/Benefits Committee. The Compensation/Benefits Committee met ten times during 1998.

     Performance-Based Compensation Committee. The Performance-Based Compensation Committee of the Board of Directors, currently consisting of Mr. Savoy and Ms. Busquet, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to performance-based compensation of corporate officers who are, or are likely to become, subject to
Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to a corporation's chief executive officer and four other most highly compensated executive officers, unless certain conditions are met. None of the members of the Performance-based Compensation Committee is an employee of the Company. The Performance-Based Compensation Committee was created during 1998. The Performance-Based Compensation Committee did not meet during 1998 but acted once by unanimous written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents, as of July 30, 1999, information relating to the beneficial ownership of USAi's common stock by (1) each person known by USAi to own beneficially more than 5% of the outstanding shares of USAi's common stock, (2) each director of USAi, (3) each of the Named Executive Officers, and
(4) all executive officers and directors of USAi as a group.

     Unless otherwise indicated, beneficial owners listed here may be contacted at USAi's corporate headquarters address, 152 West 57th Street, New York, New York 10019. For each listed person, the number of shares and percent of class listed assumes the conversion of any shares of Class B common stock owned by such person, but does not assume the conversion of Class B common stock owned by any other person. Shares of Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of common stock. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no beneficial interest. For each listed person, the number of shares and percent of class listed includes shares of common stock that may be acquired by such person upon exercise of stock options that are or will be exercisable within 60 days of July 30, 1999.

     The percentage of votes for all classes is based on one vote for each share of common stock and ten votes for each share of Class B common stock. These figures do not include any unissued shares of common stock or Class B common stock issuable upon conversion of Liberty's Home Shopping Network, Inc. ("Holdco") shares and USANi LLC shares beneficially owned by Liberty or Seagram.

                                                          NUMBER OF     PERCENT     PERCENT OF VOTES
NAME AND ADDRESS OF BENEFICIAL OWNER                        SHARES      OF CLASS     (ALL CLASSES)
------------------------------------                      ----------    --------    ----------------
Capital Research & Management Co.(1)....................   8,496,500       6.3%            1.9%
  333 South Hope Street
  Los Angeles, CA 90071
Liberty Media Corporation(2)(3).........................  33,260,980      20.7%           56.9%
  9197 South Peoria Street
  Englewood, CO 80112
The Seagram Co. Ltd.(4).................................  15,805,654      11.1%           16.9%
  375 Park Avenue
  New York, NY 10152
Barry Diller(2)(5)......................................  65,258,282      35.8%           74.9%
Paul Allen(6)...........................................  15,835,348      11.7%            3.5%
Barry Baker(7)..........................................       5,300         *               *
Edgar J. Bronfman, Jr...................................           0         *               *
Anne M. Busquet.........................................           0         *               *
Michael P. Durney(8)....................................      13,400         *               *
Victor A. Kaufman(9)....................................     335,000         *               *
Donald R. Keough(10)....................................      24,167         *               *
Dara Khosrowshahi(11)...................................      30,000         *               *
Thomas J. Kuhn(12)......................................      50,518         *               *
John Larrabee...........................................           0         *               *
Robert W. Matschullat...................................           0         *               *
Samuel Minzberg.........................................           0         *               *
William D. Savoy(13)....................................      81,744         *               *
Gen. H. Norman Schwarzkopf(14)..........................      62,834         *               *
Diane Von Furstenberg...................................           0         *               *
All executive officers and directors as a group (17
  persons)..............................................  81,696,911      44.7%           78.3%

---------------
  * The percentage of shares beneficially owned does not exceed 1% of the class.

 (1) Based upon information filed with the Securities and Exchange Commission by Capital Research & Management Co. as of June 30, 1999.

 (2) Liberty, Universal, Seagram, the parent of Universal, USAi and Mr. Diller are parties to a stockholders agreement under which Liberty and Mr. Diller have formed BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC (collectively, the "BDTV Entities") which entities, as of July 30, 1999, held 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of Class B common stock, respectively, and an aggregate of 22 shares of common stock collectively. Mr. Diller generally has the right to vote all of the shares of common stock and Class B common stock held by the BDTV Entities, and the shares of common stock and Class B common stock held by Seagram and Liberty.

 (3) Consists of 8,459,232 shares of common stock and 378,322 shares of Class B common stock held by Liberty as to which Mr. Diller has general voting power and 22 shares of common stock and 24,423,404 shares of Class B common stock held by the BDTV Entities. These shares are subject to the stockholders agreement.

 (4) Consists of 9,090,654 shares of common stock and 6,715,000 shares of Class B common stock held by Universal as to which Mr. Diller has general voting power and which are otherwise beneficially owned by Seagram. These shares are subject to the stockholders agreement.

 (5) Consists of 1,029,954 shares of common stock owned by Mr. Diller, options to purchase 15,101,694 shares of common stock granted under USAi's stock option plans, 60,000 shares of common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 22 shares of common stock and 24,423,404 shares of Class B common stock held by the BDTV Entities, and 8,459,232 shares of common stock and 378,322 shares of Class B common stock which are held by Liberty, and 9,090,654 shares of common stock and 6,715,000 shares of Class B common stock, which are held by Universal and otherwise beneficially owned by Seagram, as to which Mr. Diller has general voting authority under the Stockholders Agreement. Does not reflect the exercise of 520,000 options and the sale of the underlying shares from August 1 through August 23, 1999.

 (6) Consists of 15,822,014 shares of common stock and options to purchase 13,334 shares of common stock granted under USAi's stock option plans.

 (7) Consists of 5,300 shares of common stock.

 (8) Consists of 900 shares of common stock and options to purchase 12,500 shares of common stock granted under USAi's stock option plans.

 (9) Consists of options to purchase 335,000 shares of common stock granted under USAi's stock option plans. Does not reflect the exercise of 100,000 options and the sale of the underlying shares in August 1999.

(10) Consists of 10,000 shares of common stock and options to purchase 14,167 shares of common stock granted under USAi's stock option plans. Does not include 31,198 shares of common stock held by an irrevocable trust for the benefit of a family member as to which shares Mr. Keough disclaims beneficial ownership. Also does not include 2,077,668 shares of common stock beneficially owned, as of December 31, 1998, by Allen & Co., for which Mr. Keough serves as Chairman, and certain of its affiliates. Mr. Keough disclaims beneficial ownership of such shares.

(11) Consists of options to purchase 30,000 shares of common stock granted under USAi's stock option plans. Does not reflect the exercise of 25,000 options and the sale of the underlying shares in August 1999.

(12) Consists of options to purchase 50,000 shares of common stock granted under USAi's stock option plans and 518 shares of common stock purchased under the 401(k) Plan. Does not reflect the exercise of 30,000 options and the sale of the underlying shares in August 1999.

(13) Consists of 29,000 shares of common stock and options to purchase 52,744 shares of common stock granted under USAi's stock option plans.

(14) Consists of options to purchase 62,834 shares of common stock granted under USAi's stock option plans.

     The following table presents, as of July 30, 1999, information relating to the beneficial ownership of USAi's Class B common stock:

                                                              NUMBER OF     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES      OF CLASS
------------------------------------                          ----------    --------
Barry Diller(1).............................................  31,516,726       100%
  c/o USA Networks, Inc.
  152 West 57th Street
  New York, NY 10019
Liberty Media Corporation(1)(2).............................  24,801,726      78.7%
  9197 South Peoria Street
  Englewood, CO 80112
BDTV Entities(1)(2).........................................  24,423,404      77.5%
  (includes BDTV INC., BDTV II INC.,
  BDTV III INC. and BDTV IV INC.)
  8800 West Sunset Boulevard
  West Hollywood, CA 90069
The Seagram Company Ltd.(3).................................   6,715,000      21.3%
  375 Park Avenue
  New York, NY 10152

---------------
(1) These figures do not include any unissued shares of common stock or Class B common stock issuable upon conversion of Liberty's Holdco shares and USANi LLC shares beneficially owned by Liberty or Seagram.

(2) Liberty, Universal, Seagram, the parent of Universal, USAi and Mr. Diller are parties to the stockholders agreement, under which Liberty and Mr. Diller have formed the BDTV Entities which entities hold 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of Class B common stock, respectively. Mr. Diller generally has the right to vote all of the shares of Class B common stock held by the BDTV Entities and the shares of Class B common stock held by Universal and Liberty. Mr. Diller owns all of the voting stock of the BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities.

(3) Mr. Diller generally votes all of the shares held by Seagram under the terms of the stockholders agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock and other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 1998.

                                     ITEM 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to stockholder ratification, the Board has appointed Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1999 and until their successors are elected. The appointment was made upon the recommendation of the Audit Committee, which is comprised of Directors who are not employees of the Company.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

     The Board considers Ernst & Young to be well qualified and recommends that the stockholders vote FOR ratification of their appointment as independent auditors of the Company for 1999.

                             EXECUTIVE COMPENSATION

GENERAL

     This section of the Proxy Statement sets forth certain information pertaining to compensation of the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer, as well as information pertaining to the compensation of members of the Boards of Directors of the Company.

     The following table presents information concerning total compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of USAi who served in such capacities as of December 31, 1998 (the "Named Executive Officers") for services rendered to USAi during each of the last three fiscal years. The information presented below represents all compensation earned by the Named Executive Officers for all services performed for USAi or any of its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                           ANNUAL COMPENSATION                       COMPENSATION
                              ----------------------------------------------    -----------------------
                                                                   OTHER        RESTRICTED
                                                                   ANNUAL         STOCK         STOCK       ALL OTHER
NAME & PRINCIPAL              FISCAL    SALARY       BONUS      COMPENSATION      AWARDS       OPTIONS     COMPENSATION
POSITION                       YEAR       ($)         ($)           ($)            ($)           (#)           ($)
----------------              ------    -------    ---------    ------------    ----------    ---------    ------------
Barry Diller................   1998     126,923(1)         0        --                 0              0     1,288,472(2)(3)
  Chairman and Chief           1997           0            0        --                 0      9,500,000     1,282,343(2)
  Executive Officer            1996           0    1,618,722(4)     --                 0              0     1,280,508(2)(3)
Victor A. Kaufman...........   1998     500,000      450,000(6)     --           500,000(7)     100,000         4,800(3)
  Office of the Chairman and   1997     500,000            0        --                 0        500,000             0
  Chief Financial Officer(5)   1996      19,230            0        --                 0        346,000             0
Thomas J. Kuhn..............   1998     398,077(9)   450,000(6)     --           187,500(7)     250,000         2,118(3)
  Senior Vice President,
  General Counsel and
  Secretary(8)
Dara Khosrowshahi...........   1998     248,077(11)   300,000(6)     --          125,000(7)     220,000             0
  Vice President, Strategic
  Planning(10)
Michael P. Durney...........   1998     187,500(13)   125,000(6)     --                0         70,000         1,731(3)
  Vice President and
  Controller(12)

---------------
(1)  Reflects an annual base salary of $500,000 commencing September 25, 1998.

(2) Mr. Diller was granted options in 1995 to purchase 3,791,694 shares of common stock, vesting over a four-year period, at an exercise price below the fair market value of common stock on the date of grant.

USAi has amortized unearned compensation of $993,135 in 1996, $995,856 in 1997 and $999,162 in 1998. In addition, Mr. Diller has an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 payable to USAi which was used to purchase 441,988 shares of common stock. As a result, Mr. Diller had compensation for imputed interest of $286,373 in 1996, $286,487 in 1997 and $286,368 in 1998.

(3) Includes USAi's matching contributions under its 401(k) Retirement Savings Plan. Under the 401(k) Plan as in effect through December 31, 1998, USAi matches $.50 for each dollar a participant contributes up to the first 6% of compensation.

(4) Pursuant to an equity compensation agreement between Mr. Diller and USAi Mr. Diller received a bonus payment of approximately $2.5 million on August 24, 1996. USAi accrued four months and seven days of such bonus in periods prior to the year ended December 31, 1996.

(5) Mr. Kaufman assumed the position of Chief Financial Officer of USAi on November 1, 1997.

(6) Of this amount, Messrs. Kaufman, Kuhn, Khosrowshahi and Durney elected to defer $225,000, $90,000, $60,000 and $62,500, respectively, under USAi's
     Bonus Stock Purchase Program. Under the Bonus Stock Purchase Program in lieu of receiving a cash payment for the entire amount of their 1998 bonuses, all bonus eligible employees of USAi had a right to elect to purchase shares of common stock with up to 50% of the value of their 1998 bonus payments. Employees received a 20% discount on the purchase price of these bonus shares, which was calculated by taking the average of the high and low trading prices of common stock over a specified period of time in February 1999.

(7) As of December 31, 1998, Messrs. Kaufman, Kuhn and Khosrowshahi held 20,000, 7,500 and 5,000 shares of restricted common stock, respectively, all of which were granted by USAi to such persons on December 15, 1998. These shares vest on the third anniversary of the date of grant, except for Mr. Kaufman's shares, which vest on the first anniversary of the date of grant. The value of these shares as of December 31, 1998 was $662,500, $248,438 and $165,625, respectively.

(8) Mr. Kuhn joined USAi as its Senior Vice President, General Counsel and Secretary on February 9, 1998.

(9)  Reflects an annual base salary of $450,000 beginning February 9, 1998.

(10) Mr. Khosrowshahi joined USAi as its Vice President, Strategic Planning on March 2, 1998. Mr. Khosrowshahi was appointed President of USA Networks Interactive and resigned from his position at USAi on August 5, 1999.

(11) Reflects an annual base salary of $300,000 commencing March 2, 1998.

(12) Mr. Durney joined USAi as its Vice President and Controller on March 30, 1998.

(13) Reflects an annual base salary of $250,000 beginning March 30, 1998.

OPTION GRANTS

     The following table presents information with respect to options to purchase USAi's common stock granted to the Named Executive Officers during the year ended December 31, 1998. The grants were made under the 1997 Incentive Plan.

     The 1997 Incentive Plan is administered by the Compensation/Benefits Committee and the Performance-Based Compensation Committee, which have the sole discretion to determine the selected officers, employees and consultants to whom incentive or non-qualified options, SARs, restricted stock and performance units may be granted. As to these awards, the Compensation/Benefits Committee and the Performance-Based Compensation Committee also have the sole discretion to determine the number, type, exercise price, vesting schedule and other terms, conditions and restrictions of the grants. The Compensation/Benefits Committee and the Performance-Based Compensation Committee also retain discretion, subject to plan limits, to modify the terms of outstanding options and to reprice such options. The exercise price of an incentive stock option granted under the 1997 Incentive Plan must be at least 100% of the fair market value of USAi's common stock on the date of grant. In addition, options granted under the 1997 Incentive Plan terminate within ten years of the date of grant. To date, only non-qualified stock options have been granted under the 1997 Incentive Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                        PERCENT                                    VALUE AT ASSUMED
                                                       OF TOTAL                                      ANNUAL RATES
                                        NUMBER OF     OPTIONS TO                                       OF STOCK
                                        SECURITIES     EMPLOYEES     EXERCISE                     PRICE APPRECIATION
                                        UNDERLYING      GRANTED        PRICE                     FOR OPTION TERMS(2)
                                         OPTIONS        IN THE       PER SHARE    EXPIRATION    ----------------------
NAME                                    GRANTED(#)    FISCAL YEAR     ($/SH)       DATE(1)        5%($)       10%($)
----                                    ----------    -----------    ---------    ----------    ---------    ---------
Barry Diller..........................         0           --             --              --           --           --
  Chairman and Chief Executive Officer
Victor A. Kaufman.....................   100,000         1.69%         25.00      12/15/2008    1,572,237    3,984,356
  Office of the Chairman and Chief
  Financial Officer
Thomas J. Kuhn........................   200,000         3.39%         24.50      02/09/2008    3,081,584    7,809,338
  Senior Vice President,                  50,000         0.85%         25.00      12/15/2008      786,118    1,992,178
  General Counsel and Secretary
Dara Khosrowshahi.....................   120,000         2.03%         25.75      03/02/2008    1,943,284    4,924,664
  Vice President, Strategic Planning     100,000         1.69%         25.00      12/15/2008    1,572,237    3,984,356
Michael P. Durney.....................    50,000         0.85%         26.75      03/30/2008      841,147    2,131,631
  Vice President and Controller           20,000         0.34%         25.00      12/15/2008      314,447      796,871

---------------
(1) Options granted during the year ended December 31, 1998, generally become exercisable in four equal annual installments commencing on the first anniversary of the grant date. These options expire ten years from the date of grant.

(2) Potential value is reported net of the option exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of USAi's common stock, overall stock market conditions, as well as on the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

     The table below presents information concerning the exercise of stock options by the Named Executive Officers during the year ended December 31, 1998 and the fiscal year-end value of all unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                    VALUE             YEAR END (#)                 YEAR-END($)(1)
                                    ACQUIRED ON    REALIZED    ---------------------------   ---------------------------
NAME                                EXERCISE(#)      ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   ----------   -----------   -------------   -----------   -------------
Barry Diller......................    980,000     14,754,390   14,153,770     11,377,924     300,853,247    195,495,882
  Chairman and Chief Executive
  Officer
Victor A. Kaufman.................          0              0      317,000        629,000       4,584,016      9,253,274
  Office of the Chairman and Chief
  Financial Officer
Thomas J. Kuhn....................          0              0            0        250,000               0      2,131,250
  Senior Vice President, General
  Counsel and Secretary
Dara Khosrowshahi.................          0              0            0        220,000               0      1,697,500
  Vice President, Strategic
  Planning
Michael P. Durney.................          0              0            0         70,000               0        481,250
  Vice President and Controller

---------------
(1) Represents the difference between the $33.125 closing price of USAi's common stock on December 31, 1998 and the exercise price of the options, and does not include the U.S. federal and state taxes due upon exercise.

COMPENSATION OF OUTSIDE DIRECTORS

     Each director of USAi who is not an employee of USAi or any of its subsidiaries receives an annual retainer of $30,000 per year. USAi also pays each of these directors $1,000 for each USAi or USANi LLC Board meeting and each USAi or USANi LLC Board committee meeting attended, plus reimbursement for all reasonable expenses incurred by a director as a result of attendance at any of these meetings. For the year ended December 31, 1998, the directors that were designated by Universal and Liberty waived their rights to receive the annual retainer and attendance fees.

     Under the USAi Directors' Stock Option Plan, directors who are not employees of USAi or any of its subsidiaries receive a grant of options to purchase 5,000 shares of USAi's common stock upon initial election to office and thereafter annually on the date of USAi's annual meeting of stockholders at which the director is re-elected. The exercise price per share of USAi's common stock subject to the options is the fair market value of USAi's common stock on the date of grant, which is defined as the mean of the high and low sale price on the date on any stock exchange on which the common stock is listed or as reported by NASDAQ or, in the event that the common stock is not so listed or reported, as determined by an investment banking firm selected by the Compensation/Benefits Committee. The options vest in increments of 1,667 shares on each of the first two anniversaries of the date of grant, and 1,666 shares on the third. The options expire ten years from the date of grant. For the year ended December 31, 1998, the directors that were designated by Universal and Liberty waived their rights to receive such option grants.

EQUITY COMPENSATION AGREEMENT; EMPLOYMENT AGREEMENTS

     Mr. Diller. Under the Equity and Bonus Compensation Agreement dated August 24, 1995, USAi issued and sold to Mr. Diller 441,988 shares of USAi's common stock at $11.3125 per share in cash (the "Initial Diller Shares") and an additional 441,988 shares of common stock for the same per share price (the "Additional Diller Shares") payable by means of a cash payment of $2,210 and an interest-free, secured, non-recourse promissory note in the amount of $4,997,779. The promissory note is secured by the Additional Diller Shares and by that portion of the Initial Diller Shares having a fair market value on the purchase date of 20% of the principal amount of the promissory note.

     Mr. Diller's Equity and Bonus Compensation Agreement with USAi also provides for a gross-up payment to be made to Mr. Diller, if necessary, to eliminate the effect of the imposition of the excise tax under Section 4999 of the Internal Revenue Code upon payments made to Mr. Diller and imposition of income and excise taxes on the gross-up payment.

     Mr. Diller was also granted a bonus arrangement, contractually independent from the promissory note, under which he received a bonus payment of approximately $2.5 million on August 24, 1996, and was to receive a further such bonus payment on August 24, 1997, which was deferred. The deferred amount accrues interest at a rate of 6% per annum. Mr. Diller also received $966,263 for payment of taxes by Mr. Diller due to the compensation expense which resulted from the difference in the per share fair market value of USAi's common stock and the per share purchase price of the Initial Diller Shares and Additional Diller Shares.

     Mr. Durney. On March 30, 1998, USAi and Mr. Durney entered into a three-year employment agreement, providing for an annual base salary of $250,000 per year. Mr. Durney is also eligible to receive an annual discretionary bonus.

     Mr. Durney's employment agreement provides for a grant of options to purchase 50,000 shares of USAi's common stock. Mr. Durney's options become exercisable with respect to 25% of the total shares on March 30, 1999 and on each of the next three anniversaries of that date. Upon a change of control of USAi, 100% of Mr. Durney's options become vested and exercisable. Mr. Durney's options expire upon the earlier to occur of 10 years from the date of grant or 90 days following the termination of his employment for any reason. In the event that Mr. Durney's employment is terminated by USAi for any reason other than cause, death or disability, USAi is required to pay Mr. Durney's base salary through the end of the term of his agreement, subject to mitigation by Mr. Durney.

     Mr. Khosrowshahi. On March 2, 1998, USAi and Mr. Khosrowshahi entered into a three-year employment agreement, providing for an annual base salary of $300,000 per year. Mr. Khosrowshahi is also eligible to receive an annual discretionary bonus.

     Mr. Khosrowshahi's employment agreement provides for a grant of options to purchase 120,000 shares of Common Stock. Mr. Khosrowshahi's options became exercisable with respect to 25% of the total shares on March 2, 1999, with an additional 25% vesting on each of the next three anniversaries of such date. Upon a change of control of USAi, 100% of Mr. Khosrowshahi's options become vested and exercisable. Upon termination of Mr. Khosrowshahi's employment by USAi for any reason other than death, disability or cause, or if Mr. Khosrowshahi terminates his employment for good reason, USAi is required to pay Mr. Khosrowshahi the present value of his base salary through the term of his agreement in a lump sum within thirty days of the termination date, subject to mitigation by Mr. Khosrowshahi. In the event of a termination for any reason other than death, disability or cause or if Mr. Khosrowshahi terminates his employment for good reason, Mr. Khosrowshahi's options will vest immediately and remain exercisable for one year from the date of such termination.

     Mr. Kuhn. On February 9, 1998, USAi and Mr. Kuhn entered into a four-year employment agreement, providing for an annual base salary of $450,000 per year. Mr. Kuhn is also eligible to receive an annual discretionary bonus.

     Mr. Kuhn's employment agreement provides for a grant of options to purchase 200,000 shares of USAi's common stock. Mr. Kuhn's options became exercisable with respect to 25% of the total shares on February 9, 1999, with an additional 25% vesting on each of the next three anniversaries of such date. The provisions in his employment agreement regarding change of control, payment upon termination (for any reason other than death, disability or cause), payment in the event Mr. Kuhn terminates his employment for good reason, and vesting and exercisability of options upon termination are substantially the same as those in Mr. Khosrowshahi's employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. William D. Savoy was a member of the Compensation/Benefits Committee for the entire 1998 calendar year. Messrs. Eli J. Segal, Bruce M. Ramer, Richard
E. Snyder and Donald R. Keough also served on the Compensation/Benefits Committee during portions of 1998. None of these directors was ever an officer or employee of USAi or its subsidiaries.

PERFORMANCE GRAPH

     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act", and together with the Securities Act, the "Acts"), except to the extent that USAi specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of USAi Common Stock, the Nasdaq Composite Index, the Standard & Poor's Entertainment Index, and the Nasdaq Tele-Comm Index based on $100 invested at the close of trading on December 31, 1993 through the latest practicable date. USAi selected the Standard & Poor's Entertainment Index as its Peer Group because it includes companies engaged in many of the same businesses as USAi. The Nasdaq Tele-Comm Index was the Peer Group index USAi used in the preceding fiscal year. PERFORMANCE GRAPH

                                                                     NASDAQ-                  S&P-               NASDAQ-TELE-
                                                USAI                COMPOSITE            ENTERTAINMENT               COMM
                                                ----                ---------            -------------           ------------
12/31/93                                       100.00                 100.00                 100.00                 100.00
12/30/94                                       107.50                  96.80                  94.72                  83.93
12/29/95                                       347.50                 135.44                 113.15                 112.61
12/31/96                                       237.50                 166.19                 114.28                 116.70
12/31/97                                       515.00                 202.15                 165.64                 165.71
12/31/98                                       662.50                 282.26                 223.42                 270.73
7/30/99                                        958.75                 339.65                 242.14                 345.66

                        COMPENSATION/BENEFITS COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation/Benefits Committee of the Board of Directors furnished the following report on executive compensation for the 1998 fiscal year.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is philosophically designed to reward exceptional performance and to align the financial interests of the Company's senior executives with those of the equity owners of the Company. To achieve this end, the Committee has developed and implemented a compensation program designed to attract and retain highly skilled executives with the business experience and acumen necessary for achievement of the Company's long-term business objectives. The Compensation/Benefits Committee uses compensation surveys to provide information and data to assist it in developing compensation programs that are competitive with other similarly-situated companies.

     The Company's executive compensation consists of three components: base salary; an annual performance-based bonus; and stock-based compensation. The general guidelines used by the Company to determine these components are described below. Subject to these guidelines, bonus awards and option grants are awarded on a discretionary rather than a formulaic basis. The Company also occasionally grants restricted stock to employees who demonstrate extraordinary performance.

     The compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers is governed in part by the terms of certain agreements which are described under "Executive
Compensation -- Equity Compensation Agreement; Employment Agreements; Stock Option Agreements" herein.

BASE SALARY

     The base salaries paid to the Company's executive officers are based upon recommendations of senior management, and require approval of the Compensation/Benefits Committee. Management takes into account a variety of factors in determining base salary, including (i) competitive salaries for comparable officers at comparable companies, (ii) individual performance and an assessment of the value of the individual's services to USAi, (iii) the fairness of individual executive officers' salaries relative to their responsibilities,
(iv) the salaries of other executive officers, and (v) USAi's financial performance. At different times, depending upon prevailing circumstances, the Compensation/Benefits Committee gives these criteria varying degrees of weight.

ANNUAL BONUS

     The Company uses annual incentive bonuses to recognize individual performance and reward exceptional contributions to the Company's business. Bonuses are determined as follows: At the end of each fiscal year, a bonus pool is proposed by senior management and reviewed with the Compensation/Benefits Committee. This pool is allocable to each division and to USAi. The bonus pool, which includes amounts to be paid to the Chief Executive Officer and the four other most highly compensated officers in the Company, is allocable to the divisions based on (i) USAi's EBITDA growth rate for the year (taking into account long-term investment); (ii) divisional contribution to the whole; and
(iii) the prior year's bonus pool. Although these factors are considered, bonus pools are allocated on a discretionary, rather than a formulaic basis.

     Once the bonus pool is established, the division heads and senior USAi management are responsible for making recommendations to the Compensation/Benefits Committee regarding allocation to executives other than the five most highly compensated officers of the Company based on a subjective assessment of individual performance. The Compensation/Benefits Committee is responsible for determining the CEO's bonus and the CEO makes recommendations to the Compensation/Benefits Committee regarding allocation of the bonus pool to the four other most highly compensated executive officers of the Company, which the Compensation/ Benefits Committee then approves or disapproves. Subject to certain guidelines based on salary levels, bonuses are entirely discretionary, with exceptional efforts and results rewarded disproportionately. In lieu of receiving a cash payment for the entire amount of their annual bonuses, employees may elect to receive up to 50% of their bonus award in shares of USAi Common Stock, which may be purchased at a 20% discount to market price.

STOCK OPTIONS

     The Committee believes that its stock option program appropriately links executive interest to stockholder value. The Company makes annual option grants to eligible employees based on performance and issues options to certain employees upon initial employment and (promotion) and in connection with entering into certain new employment arrangements.

     The number of options available for grant each year and the allocation of options is determined as follows: At the end of the year, an aggregate option pool available for grant to executives at each division and at USAi is proposed by senior management and reviewed with and approved by the Compensation/Benefits Committee. As is the case with bonuses, once the option pool is established, the division heads and senior USAi management are responsible for making recommendations to the Compensation/Benefits Committee regarding allocation to executives other than the five most highly compensated executive officers. As is the case with bonuses, the CEO makes recommendations to the Compensation/Benefits Committee regarding option grants to the four most highly compensated executive officers other than the CEO and the Compensation/Benefits Committee determines the number of options to be granted to the CEO. Subject to certain guidelines based on salary levels, option grants from the established pool are discretionary. In addition, a certain number of options are set aside each year for extraordinary grants to new hires, renewals or other grants that fall outside the annual grant program. All grants are reviewed and approved by the Compensation/Benefits Committee and the vast majority of the options granted vest over a four-year period.

TAX MATTERS

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Company has structured certain of its compensation policies to comply with Section 162(m), including submitting certain matters to the Performance Board Compensation Committee. Option grants under the 1997 Plan are also structured to comply with Section 162(m).

     Consistent with its philosophy of rewarding exceptional performance on a discretionary rather than a formulaic basis, the Board, the Compensation/Benefits Committee and the Performance-Based Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain awards that have already been granted, including options granted by a company that was subsequently acquired by USAi, may be nondeductible.

COMPENSATION OF CHIEF EXECUTIVE OFFICER FOR THE FISCAL YEAR

     Effective September 25, 1998, the Compensation/Benefits Committee authorized the payment to Mr. Diller of an annual base salary of $500,000. Prior to such time, Mr. Diller had not received a salary from the Company. Mr. Diller did not receive a bonus or additional option grants in 1998. See "Executive Compensation -- Summary Compensation Table". Mr. Diller holds a significant equity stake in the Company and, to the extent his performance as CEO translates into an increase in the value of the Company's stock, all stockholders, including Mr. Diller, share the benefit. The Compensation/Benefits Committee believes Mr. Diller's compensation is reasonable. The Compensation/Benefits Committee may, in the future, elect to pay bonuses and/or grant additional options to Mr. Diller.

SUMMARY

     The Compensation/Benefits Committee believes that the Company's executive compensation program must continually provide executives with a strong incentive to focus on and achieve the Company's business objectives and link a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's stockholders. By assuring that executives are appropriately compensated and therefore motivated, the long-term interests of stockholders will be best served. The actions taken by the Compensation/Benefits Committee in 1998 were consistent with this focus and the principles outlined above.

    Members of the Compensation Committee

     Anne M. Busquet
     Donald R. Keough
     William D. Savoy (Chairman)

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Mr. Diller, the Chairman of the Board and Chief Executive Officer of USAi, is the sole holder of the voting stock of the BDTV Entities. The BDTV Entities hold shares of USAi common stock and Class B common stock, which have effective voting control of USAi with respect to all matters submitted for the vote or consent of stockholders as to which stockholders vote together as a single class.

     As of January 1, 1998, USAi entered into a lease with Nineteen Forty CC, Inc. under which USAi leases an aircraft for use by Mr. Diller and other directors and executive officers of USAi and USANi LLC in connection with USAi's and USANi LLC's business. Nineteen Forty is wholly owned by Mr. Diller. The lease provides for monthly rental payments equal to the monthly operating expenses incurred by Nineteen Forty for operation and maintenance of the aircraft. The lease has a five-year term and is terminable by either party on thirty days' notice. In 1998, USAi paid a total of $1,967,000 in expenses related to the use of the aircraft. USAi believes that the terms of the lease are more favorable to USAi than those USAi would have received had it leased an aircraft from an unrelated third party or purchased and maintained a corporate aircraft.

     In 1997, USAi and Mr. Diller agreed to defer repayment of an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 due from Mr. Diller from September 5, 1997 to September 5, 2007. As of December 31, 1998, the promissory note remained outstanding. In 1997, Mr. Diller and USAi agreed to defer the payment of a bonus in the amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. The deferred bonus amount accrues interest at a rate of 6% per annum.

     In April 1996, USAi entered into a three-year consulting arrangement with General Schwarzkopf, currently a member of the Boards of Directors of USAi and USANi LLC. Under the consulting arrangement, General Schwarzkopf received options to purchase 45,000 shares of Common Stock at an exercise price of $11.11 per share, all of which are vested. These options expire as of April 3, 2006.

     On July 1, 1998, USAi made a $4.0 million loan to Mr. Held, who was the Chairman and Chief Executive Officer of Home Shopping Network and a member of the Board of Directors of USAi until March 5, 1999 when he resigned from all positions with USAi and its affiliates. The loan was made to facilitate Mr. Held's construction of a personal residence. The loan bore interest at USAi's average bank rate during the term of the loan and was secured by Mr. Held's options to purchase 3,000,000 shares of USAi's common stock. The loan was scheduled to mature on July 1, 1999 and was scheduled to be repaid in three quarterly installments, either in cash or through the exercise of options to purchase 163,600 shares of USAi's common stock per installment following the public announcement of USAi's financial results for each of (1) the quarter ending September 30, 1998, (2) the year ending December 31, 1998 and (3) the quarter ending March 31, 1999. As required under the terms of the loan, in November 1998, Mr. Held exercised options and used their net proceeds to repay the first installment on the loan in the amount of $1,375,568. Mr. Held repaid the remainder of the loan on March 18, 1999.

     Under the employment agreement entered into by Home Shopping Network and Mr. Held, in 1996, Home Shopping loaned Mr. Held $1.0 million for the purpose of purchasing a residence in the Tampa/

St. Petersburg area. As of December 31, 1998, a $400,000 balance on the loan remained outstanding. The loan bears interest at 5% per annum, and the outstanding principal and any accrued and unpaid interest become due and payable in the event that Mr. Held is terminated for any reason, on the first anniversary of the termination. Mr. Held repaid the remainder of the loan on March 18, 1999.

UNIVERSAL TRANSACTION

     On February 12, 1998, the Company completed the Universal transaction, in which USAi acquired USA Networks, a New York partnership (which consisted of USA Network and The Sci-Fi Channel cable television networks) and the domestic television production and distribution business ("Studios USA") of Universal from Universal. Universal is controlled by Seagram. USAi paid Universal approximately $1.6 billion in cash ($300 million of which was deferred with interest) and an effective 45.8% interest in USAi through shares of common stock, Class B common stock and shares of USANi LLC, a Delaware limited liability company ("USANi LLC"). The USANi LLC shares are exchangeable for shares of common stock and Class B common stock on a one-for-one basis.

     Due to Federal Communication Commission ("FCC") restrictions on foreign ownership of entities such as USAi that control domestic television broadcast licenses, Universal, which is controlled by Seagram, a Canadian company, is limited in the number of shares of USAi's stock that it may own. USAi formed USANi LLC primarily to hold USAi's non-broadcast businesses in order to comply with such FCC restrictions and for other tax and regulatory reasons. Universal's interest in USANi LLC is not subject to the FCC foreign ownership limitations. USAi maintains control and management of USANi LLC, and the businesses held by USANi LLC are managed by USAi in substantially the same manner as they would be if USAi held them directly through wholly owned subsidiaries.

     In connection with the Universal transaction, USAi, Seagram, Universal, Liberty and Mr. Diller entered into various transaction agreements, including the following:

     - an investment agreement, pursuant to which, among other things, (1) each of Universal and Liberty were granted a preemptive right, subject to limitations, to maintain their respective percentage ownership interests in USAi in connection with future issuances of USAi capital stock and (2) with respect to issuances of USAi capital stock in specified circumstances, Universal is obligated to maintain its percentage ownership interest in USAi that it had prior to the issuances

     - a governance agreement which, among other things, (1) details restrictions on the acquisitions of additional USAi securities, on the transfer of USAi securities and other conduct restrictions, in each case, applicable to Universal and (2) governs Universal's and Liberty's rights to representation on the USAi Board of Directors and Liberty's, Universal's and Mr. Diller's right to approve certain fundamental changes by USAi or any USAi subsidiary

     - a stockholders agreement which, among other things, governs the ownership, voting, transfer or other disposition of USAi securities owned by Universal, Liberty and Mr. Diller and their respective affiliates under which Mr. Diller exercises voting control over the equity securities of USAi held by these persons and their affiliates

     - a spinoff agreement which, in the event Mr. Diller no longer serves as Chief Executive Officer of USAi or becomes disabled, generally provides for interim arrangements relating to management of USAi and efforts to achieve a spinoff or sale of USAi's broadcast stations and, in the case of a spinoff, arrangements relating to their respective rights in USAi resulting from the spinoff

Summaries of these agreements are set forth in USAi's Annual Report on Form 10-K for the year ended December 31, 1998. Furthermore, copies of these agreements have been filed with the SEC as Appendices A through D to USAi's Definitive Proxy Statement, dated January 12, 1998, and are available from the SEC.

POLYGRAM FILMED ENTERTAINMENT AND OCTOBER FILMS TRANSACTIONS

     In May 1999, USAi acquired from an affiliate of Universal certain assets and liabilities relating to the domestic (including Canada) motion picture and home video distribution businesses of PolyGram Filmed Entertainment, Inc., including such businesses as conducted by Gramercy Pictures, Interscope Communications and Propaganda Films. The consideration in the transaction consisted of the assumption by USAi of certain liabilities of the acquired businesses. In addition, in connection with the transaction, USAi and Universal entered into various related agreements, including:

        -- a domestic distribution agreement relating to certain PolyGram films, pursuant to which USAi has the exclusive right to distribute in the United States and Canada these films in theatres, on television and on video for a fee;

        -- a $200 million interest-bearing promissory note, pursuant to which USAi loaned to Universal the face amount of the note, which is a recourse note and is payable out of the revenues otherwise due Universal under the distribution agreement; and

        -- other ancillary agreements, relating to videogram fulfillment, music administration and transitional services.

USAi believes that the terms of the PolyGram transaction are at least as favorable to USAi as the terms that would have been obtained from an unrelated third party.

     In addition, in May 1999, USAi acquired 100% of the capital stock of OFI Holdings, Inc., which owns the business of October Films. Universal was the majority shareholder in OFI. In the transaction, the minority shareholders of OFI received an aggregate of $12 million in respect of their equity interest in OFI, Universal received 300,000 shares of USAi Common Stock in respect of its interest, and Universal also purchased 300,000 shares of USAi Common Stock for an aggregate purchase price of $12 million. The market price of USAi Common Stock was $37.50 per share on the trading day immediately prior to the date the OFI merger agreement was executed. The terms of this transaction were negotiated by USAi, Universal and a special committee of independent directors of OFI and their respective advisors.

EXERCISE OF PREEMPTIVE RIGHTS

     In 1998, pursuant to the investment agreement, each of Universal and Liberty exercised their respective preemptive rights at a price of $20 per share as follows: (a) with respect to the issuance of common stock in connection with the conversion of Holdco's convertible debentures on March 1, 1998, (i) on March 23, 1998, Universal acquired 6,135,564 shares of USANi LLC ("LLC Shares") for an aggregate consideration of $122,711,280; on (ii) June 4, 1998, Universal acquired 3,843,267 LLC Shares for an aggregate consideration of $76,865,340;
(iii) on June 4, 1998, Liberty acquired 4,697,327 shares of common stock for an aggregate consideration of $93,946,540; and (b) with respect to the issuance of common stock to the former holders of Ticketmaster Group, Inc. common stock in connection with the merger of a wholly owned subsidiary of the Company with and into Tickmaster on June 24, 1998, (i) on July 9, 1998, Universal acquired 10,309,091 LLC Shares for an aggregate consideration of $206,181,820; (ii) on July 27, 1998, Universal acquired 6,453,281 LLC Shares for an aggregate consideration of $129,065,620; and (iii) on July 27, 1998, Liberty acquired 7,887,344 LLC Shares in exchange for $157,746,880. In addition, on June 30, 1998, in accordance with section 1.5(f) of the investment agreement, Liberty acquired 15,000,000 LLC Shares for an aggregate consideration of $308,506,849.

     In 1999, pursuant to the investment agreement, each of Universal and Liberty exercised preemptive rights to acquire Company capital stock as follows:
(a) with respect to the issuance of common stock in connection with option exercises and related events between June 11, 1998 and May 31, 1999 (i) on July 19, 1999, Universal acquired 7,390,876 LLC shares for an aggregate consideration of $242,272,915, or $32.78 per share and (ii) on July 19, 1999, Liberty acquired 3,479,486 shares of common stock for an aggregate consideration of $114,057,551, or $32.78 per share; and (b) with respect to the issuance of 600,000 shares of common stock to Universal in connection with the October transaction described above, (i) on July 19,

1999, Liberty acquired 159,159 shares of common stock for an aggregate consideration of $6,248,582.34, or $39.26 per share.

RELATIONSHIP BETWEEN USAI AND UNIVERSAL

     Under the Universal transaction, USAi and some of its subsidiaries entered into business agreements with Universal and some of its subsidiaries relating to, among other things: (1) the domestic distribution by USAi of Universal-produced television programming and Universal's library of television programming; (2) the international distribution by Universal of television programming produced by Studios USA; (3) long-term arrangements relating to the use by Studios USA of Universal's production facilities in Los Angeles and Orlando, Florida; and (4) a joint venture relating to the development of international general entertainment television channels.

     As part of the Universal transaction, Universal and USAi agreed to form a 50-50 joint venture to be managed by Universal which would own, operate and exploit the international development of USA Network, The Sci-Fi Channel and Universal's action/adventure channel, "13th Street". USAi elected to have Universal buy out its 50% interest in this venture. Accordingly, during the first half of 1999, USANi LLC reversed amounts previously recorded for its share of losses of the joint venture.

     Universal, through its ownership of USAi stock and USANi LLC shares, is USAi's largest stockholder, assuming conversion of Universal's LLC Shares that is not currently permissible under FCC rules. Messrs. Bronfman, Matschullat and Minzberg are members of the Boards of Directors of USAi and USANi LLC and, other than Mr. Minzberg, hold director and executive positions with Universal and its affiliates, including Seagram. These individuals were elected to the Boards of Directors of USAi and USANi LLC as part of the completion of the Universal transaction, under the transaction agreements. The Bronfman family, which includes Mr. Bronfman, holds a controlling interest in Seagram, which holds a controlling interest in Universal. Other than in their capacities as stockholders and officers of Seagram or Universal, and as directors and stockholders of USAi and USANi LLC, these individuals do not have any direct or indirect interest in the Universal-USAi agreements.

     As described above, in May 1999, USAi and Universal entered into certain agreements relating to the PolyGram Filmed Entertainment and October Films transactions.

     USAi believes that the business agreements between USAi and Universal entered into as part of these transactions are all on terms at least as favorable to USAi and USANi LLC as terms that could have been obtained from an independent third party.

     In the ordinary course of business, USAi and USANi LLC may determine to enter into other agreements with Universal and its affiliates.

RELATIONSHIP BETWEEN USAI AND LIBERTY

     In March 1999, AT&T Corp. ("AT&T") acquired all of the outstanding common stock of Telecommunications, Inc. ("TCI"), through a merger in which TCI became a wholly-owned subsidiary of AT&T. Liberty is an indirect wholly-owned subsidiary of TCI. As a result of this merger and certain governance provisions implemented at the time of the merger, based on information publicly reported by Liberty, neither AT&T nor TCI is deemed to be the beneficial owner of securities of USAi owned by Liberty. Based on such information, USAi does not believe that the business combination between AT&T and TCI will substantially impact USAi's relationship with Liberty.

     USAi and USANi LLC in the ordinary course of business enter into agreements with TCI and its subsidiaries relating to, among other things, the carriage of the USA Networks cable networks and the Home Shopping Network and America's Store programming and the acquisition of, or other investment in, businesses related to the businesses of USAi and USANi LLC. Currently, none of the members of USAi's Board of Directors is affiliated with, or has been designated by, Liberty. Under the agreements relating to the Universal transaction, two designees of Liberty, Messrs. Malone and Bennett, are members of the USANi

LLC Board of Directors. Liberty holds a substantial equity interest in USAi and USANi LLC, and Liberty is a party to the Universal transaction agreements filed as exhibits to USAi's publicly filed reports.

     In the ordinary course of business, USA Networks and Home Shopping Network enter into agreements with the operators of cable television systems for the carriage of USA Networks cable networks and the Home Shopping Network and America's Store programming over cable television systems. USA Networks and Home Shopping Network have entered into agreements with a number of cable television operators that are owned or controlled by TCI. The Home Shopping Network contracts are long-term and provide for a minimum subscriber guarantee and incentive payments based on the number of subscribers. Payments by Home Shopping Network to TCI and its affiliates under these contracts for cable commissions and advertising were approximately $9.4 million for the year ended December 31, 1998. The renewal of the USA Network contract is currently being negotiated. The Sci-Fi Channel has entered into a long-term contract, which may provide for carriage commitments, and provides a fee schedule based upon the number of subscribers. Payments by TCI and its controlled affiliates to USA Networks under these contracts were approximately $70,000,000 in the aggregate for the year ended December 31, 1998.

     During April 1996, Home Shopping Network sold a majority of its interest in HSN Direct Joint Venture, its infomercial operation, for $5.9 million to entities controlled by Flextech P.L.C., a company controlled by TCI. In each of February 1998 and 1999, Flextech paid Home Shopping Network a $250,000 installment of the purchase price. Home Shopping Network retains a 15% interest in the venture and a related corporation.

     During 1996, Home Shopping Network, along with Jupiter Programming Company, formed Shop Channel, a television shopping venture based in Tokyo. TCI International, a subsidiary of Liberty, owns a 50% interest in Jupiter, the 70% shareholder in the venture. Home Shopping Network owns a 30% interest in Shop Channel. During 1998, Home Shopping Network contributed $2.7 million to Shop Channel. In addition, Home Shopping Network sold inventory and provided services in the amount of $1.0 million to Shop Channel during 1998.

     USAi and USANi LLC believe that their business agreements with TCI and Liberty have been negotiated on an arm's-length basis and contain terms at least as favorable to USAi and USANi LLC as those that could be obtained from an unaffiliated third party. Neither Liberty nor TCI derives any benefit from such transactions other than in its capacity as a stockholder of the other party or USAi and USANi LLC, as the case may be.

     In the ordinary course of business, and otherwise from time to time, USAi and USANi LLC may determine to enter into other agreements with Liberty, TCI and other TCI subsidiaries.

                                 ANNUAL REPORTS

     Upon written request to the Corporate Secretary, USA Networks, Inc., 152 West 57th Street, New York, New York 10019, the Company will provide without charge to each person solicited an additional copy of USAi's 1998 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. The Company will furnish a requesting securityholder with any exhibit not contained therein upon payment of a reasonable fee.

                           PROPOSALS OF STOCKHOLDERS

     The Company currently intends to hold its next annual meeting in May of Year 2000. Stockholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the Year 2000 Annual Meeting of Stockholders must submit the proposal to the Company at its principal executive offices no later than December 15, 1999. Stockholders who intend to present a proposal at the 2000 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than March 2, 2000. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                                 OTHER MATTERS

     The Board has no knowledge of any other matters to be presented at the meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

     YOUR VOTE IS VERY IMPORTANT. YOUR BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          USA NETWORKS, INC.

     If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. at their toll free number: 1-800-322-2885.

New York, New York
August 26, 1999

                               USA NETWORKS, INC.

                                   P R O X Y

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USA NETWORKS,
                                    INC. IN
CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 30, 1999

    The undersigned stockholder of USA Networks, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated August 26, 1999, and hereby appoints each of Thomas
J. Kuhn, Michael P. Durney, Roger W. Clark and Daniel L. Burch, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of USA Networks, Inc. to be held on Thursday, September 30, 1999, at 10:00 a.m., Eastern Time, at the Parker Meridien Hotel, 118 West 57th Street, New York, New York, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.
   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

                               (See reverse side)
                                                USA NETWORKS, INC.
                                                P.O. BOX 11070
                                                NEW YORK, NY 10203-0070

      THE USAI BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS.           [ ] FOR all nominees listed     [ ] WITHHOLD AUTHORITY to vote
                                    below                            for all the nominees listed below

1. ELECTION OF DIRECTORS.            [ ] EXCEPTIONS

Nominees:   Paul G. Allen                     Anne M. Busquet                   Donald R. Keough*
            Barry Baker                       Barry Diller                      Robert W. Matschullat
            Edgar Bronfman, Jr.               Victor A. Kaufman                 Samuel Minzberg

Nominees:    William D. Savoy*
             Gen. H. Norman Schwarzkopf*
             Diane Von Furstenberg

* To be voted upon by the holders of Common Stock voting as a separate class.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE
              "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.

                          (Continued from other side)
2. THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                                            Change of Address [ ]
                                             Mark here

                                             Please sign exactly as name appears
                                             on Proxy.

                                             Note: When shares are held by joint
                                             tenants, both should sign. When
                                             signing as attorney, executor,
                                             administrator, trustee, guardian or
                                             corporate officer or partner,
                                             please give full title as such. If
                                             a corporation, please sign in
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

                                             Dated:
                                             -----------------------------------

                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                (Signature, if held jointly)

                                             -----------------------------------
                                                           (Title)

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED
 POSTAGE PREPAID ENVELOPE.)                                  VOTES MUST BE INDICATED
                                                             (X) IN BLACK OR BLUE INK.                  [X]

                                 NAME OF HOLDER________________________________

                                 NUMBER OF CLASS B SHARES______________________



                               USA NETWORKS, INC.

                           CLASS B COMMON STOCK PROXY

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USA NETWORKS, INC. IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 30, 1999


         The undersigned stockholder of USA Networks, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated August 26, 1999, and hereby appoints each of Thomas J. Kuhn, Michael P. Durney, Roger W. Clark and Daniel L. Burch proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of USA Networks, Inc. to be held on Thursday, September 30, 1999, at 10:00 a.m., Eastern time, at the Parker Meridien Hotel, 118 West 57th Street, New York, New York, and at any adjournments or postponements thereof, and to vote all shares of Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

                                (See reverse side)


                                    USA Networks, Inc.
                                    152 West 57th Street
                                    New York, New York  10019
                                    Attn:   General Counsel

                           CLASS B COMMON STOCK PROXY
       THE USAI BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2


1.    ELECTION OF DIRECTORS

         Paul G. Allen              Donald R. Keough*
         Barry Baker                Robert W. Matschulatt
         Edgar Bronfman, Jr.        Samuel Minzberg
         Anne M. Busquet            William D. Savoy*
         Barry Diller               Gen. H. Norman Schwarzkopf*
         Victor A. Kaufman          Diane Von Furstenberg

         *To be voted upon by the holders of Common Stock voting as a separate class.

         [ ] FOR all nominees (except as          [ ]  WITHHOLD AUTHORITY                [ ]  EXCEPTIONS
             marked to the contrary above)             to vote for all the nominees
                                                       listed above

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME).

      All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.

2. THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999

      [ ]   FOR        [ ]  AGAINST        [ ]  ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.


Please sign exactly as name appears on Proxy

Dated:__________________________________________________________________________


________________________________________________________________________________
                                   (Signature)

________________________________________________________________________________
                           (Signature if held jointly)

________________________________________________________________________________
                                     (Title)


Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

VOTES MUST BE INDICATED

(X) IN BLACK OR BLUE INK.